Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

V.I. Technologies, Inc.:

We consent to the use of our report dated February 25, 2005, with respect to the consolidated financial statements of V.I. Technologies, Inc. as of December 31, 2004 and December 27, 2003, and for each of the years in the three-year period ended December 31, 2004, incorporated by reference herein, which report appears in the December 31, 2004 annual report on Form 10-K of V.I. Technologies, Inc.

Our report dated February 25, 2005 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, and its current cash balances as of December 31, 2004 are not sufficient to support its operations over the next year. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  KPMG LLP

Boston, Massachusetts

April 14, 2005